Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
China Biologic Products, Inc.:

We consent to the incorporation by reference in registration statements (No. 333-171069 and 333-182624) on Form S-3 and the registration statement (No. 333-151263) on Form S-8 of China Biologic Products, Inc. of our reports dated March 13, 2013, with respect to the consolidated balance sheets of China Biologic Products, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of China Biologic Products, Inc.

Our report dated March 13, 2013, with respect to the consolidated balance sheets of China Biologic Products, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2012, contains an explanatory paragraph that states that Guizhou Taibang Biological Products Co., Ltd. (“Guizhou Taibang”), a subsidiary of China Biologic Products, Inc., is a defendant in a lawsuit brought by strategic investors with respect to Guizhou Taibang’s failure to register their capital contributions in Guizhou Taibang with the local Administration for Industry and Commerce.

/S/ KPMG

Hong Kong, China

March 13, 2013